Exhibit 14(e)

Consent of Independent Auditors

We consent to the use of our report dated September 13, 2022 in the registration statement on Form N-14 of Barings BDC, Inc., with respect to the consolidated financial statements of Sierra Income Corporation, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
Charlotte, North Carolina
October 19, 2022